Exhibit 10.14

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) dated effective as of August 25, 2003, (the (Effective Date”) is made by and between CMI Corporate Marketing, Inc. (d/b/a Compuflex International) a California corporation with principal offices at 21124 Banlynn Court, Topanga, CA 90290 (hereinafter “Seller”) and Quovadx, Inc., a Delaware corporation (hereinafter “Buyer”). Seller and Buyer are sometimes referred to herein as a “Party” and collectively, as the “Parties.”

Recitals:

     Seller has developed and is the owner of the entire right, title and interest in and to certain proprietary software technology assets; and

     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, said proprietary software technology assets and certain intellectual property and other assets used or employed by the Seller in connection with the same, subject to the terms and conditions set forth in this Agreement;

     ACCORDINGLY, for value received, the parties hereto (individually, a “Party” and collectively, the “Parties”) agree as follows:

Terms and Conditions:

ARTICLE I
DEFINITIONS

For purposes of this Agreement and unless noted to the contrary, the following terms have the following meanings:

     1.1 “Active Compuflex Customer” shall mean a person who purchased Compuflex consulting services any time during the 12 months preceding the Closing Date and who is listed on Exhibit B.

     1.2 “Active Compuflex Prospect” shall mean a person to whom Compuflex had, at any time during the 12 months preceding the Closing Date, submitted a written sales proposal which results in Professional Services Revenue to Quovadx on or before March 31, 2004 and who is listed on Exhibit B.

     1.3 “Confidential Information” shall mean and refer to any and all information in any form (oral, written, electronic, or otherwise) belonging to or pertaining to a Party, including “Trade Secrets” (as defined in Section 1.15 hereof), which is of tangible or intangible value to such Party and which is not public information or is not generally known or available to such Party’s competitors but is known only to the Parties and to their employees, independent contractors, agents, representatives, or others to whom it must be confided in.

     1.4 “Documentation” shall mean and refer to all user documentation and technical documentation of or pertaining to the “Software” (as defined in Section 1.12 hereof) in electronic, written, printed, graphic, or other form.

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     1.5 "Governmental Entity” means any federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, bureau or other authority or instrumentality, domestic or foreign.

     1.6 "Intellectual Property” shall mean and refer to: (a) domestic and foreign patents and patent applications (or equivalents thereto); (b) domestic and foreign copyrights and copyright registrations; (c) domestic and foreign trademarks, service marks, trade names and respective registrations thereof; (d) Trade Secrets, privacy rights, and any other protection for Confidential Information or ideas; (e) technical information and documentation, proprietary technology and processes, and know-how; and, (f) all computer code, software, procedures, processes, programming, programming elements, data, data structures, databases, icons, visual elements, artistic elements, items, inventions, information or theories, or portions thereof, which are protectable or registrable under any of the patent, copyright, trademark, Trade Secret, confidentiality or other similar laws.

     1.7 "Material Adverse Effect” means any event, condition or matter in respect of the Acquired Assets that, individually or in the aggregate, results in or could reasonably be expected to result in a material adverse effect on the Acquired Assets taken as a whole; provided, that, any event, condition or matter that is generally applicable to (i) the industries and markets in which the Seller operated or (ii) the United States and global economies that does not have a disproportionate effect on the Acquired Assets, shall in each case be excluded from the determination of Material Adverse Effect.

     1.8 "Object Code” shall mean and refer to computer code in a form that is readable and usable by machines, but not generally readable by humans without reverse assembly, reverse compiling, or reverse engineering.

     1.9 "Person” means an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other entity or group (as defined in Section 13( d)(3) of the Securities Exchange Act of 1934, as amended).

     1.10 “Professional Services” shall mean consulting services performed by Buyer pursuant to a statement of work; Professional Services shall not include maintenance and support services of any kind.

     1.11 “Revenue” shall mean revenue recorded by Buyer and included in its periodic reports filed with the Securities and Exchange Commission.

     1.12 “Software” shall mean and refer to the computer software of Seller described in Section 1 of Exhibit A, in “Source Code” (as defined in Section 1.14 hereof) form or Object Code form or other forms, including, but not limited to, programs, procedures, subroutines, scripts, batch processes, build files, databases, data files, data and file structures, configuration files, input/output interfaces, form formats and configurations, report formats and configurations, and all other programming and data elements.

     1.13 “Sole Shareholder” shall mean Cory Isaacson.

     1.14 "Source Code” shall mean and refer to computer code and related documentation in a form that is readable by humans, including all comments and any procedural code such as job control language.

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     1.15 "Trade Secret” shall have the meaning set forth in Colorado law.

     1.16 “WebAccel Software” shall have the meaning given in Section I of Exhibit A.

     1.17 “BNMS Product Concept” shall mean the product concept that Quovadx, in its sole discretion, may determine to commercialize based on the Compuflex concept for a broadcast network management system, fur use in managing the sales, traffic and billing systems for standard television, radio, cable-television and private retail networks.

     1.18 “License Fees” shall mean a) with respect to the Physicians Portal Tool Kit (or such other product name as may be listed in Buyer’s price book, as defined on Exhibit A) 75% of license fees paid by a customer and set forth on the applicable product order form, b) with respect to the Java Server Pages Development Tools (currently named Compuflex WebAccel Framework and Compuflex WebAccel View Patterns, or such other product name(s) as may be listed in Buyer’s price book, as defined in Exhibit A) (x) when sold on a stand-alone basis, 100% of license fees paid by a customer and set forth on the applicable product order form, or (y) when sold bundled with other Buyer non-Java-Server-Pages Web development tools, 75% of license fees paid by a customer and set forth on the applicable product order form, and (c) with respect to the Java Server Pages Unit Testing Tools (currently named Compuflex WebAccel QA, or such other product name(s) as may be listed in Buyer’s price book, as defined in Exhibit A), 100% of license fees paid by a customer and set forth on the applicable product order form.

ARTICLE II
PURCHASE AND SALE OF ASSETS

     2.1 Acquired Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all security, interests, pledges, mortgages, liens, claims, charges, encumbrances easements, encroachments, leases, licenses, options, purchase rights, any other right of a third party, adverse claims of ownership or use, restrictions on transfer (including, without limitation, a right of first refusal or offer or other similar right), restrictions on use or any other contractual limitation of any kind or nature, defects of title, or other encumbrances of any kind or nature (each and any of the foregoing, a “Lien”), of any kind or nature whatsoever, except as otherwise expressly provided in this Agreement, and Buyer shall purchase and accept from the Seller all of the Seller’s, right, title and interest in and to the following (hereinafter the “Acquired Assets”):

     (a) All copies of all current and previous versions of the Software and Documentation listed in Section I of Exhibit A attached hereto, and any software, in Source Code and Object Code form, from which any of the foregoing is derived (collectively the “Products”) including without limitation, all documentation for or relating to the Products, as well as the coding, bugs and fixes capability, design, planned enhancements, data dictionaries, database data, and database design for the Products, and also including, without limitation, all operator, technical, and user manuals, training materials, testing materials, problem reports, guides, listings, specifications and other materials for use in connection with the Products or any version enhancement of the Products; and

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     (b) All of Seller’s right, title and interest in and to (i) the Intellectual Property of and pertaining to the Software and Documentation including the trademarks listed in Section II of Exhibit A, and (ii) the Intellectual Property of and pertaining to the BNMS Product (collectively, the “Transferred Intellectual Property”);

     (c) All of Seller’s right, title and interest in and to the patent applications listed in Section III of Exhibit A hereto (including all intellectual property that is the subject of such application), and all divisions, continuations and continuations in part (to the extent they include the subject matter disclosed in such applications) reissues and any foreign counterparts of any of the foregoing (the “Patent Applications”); and

     (d) All rights to past damages for infringement or violation of any rights described in (a), (b), and (c) above.

     (e) To the extent transferable, all of Seller’s rights under licenses between Seller and third parties for components of the Software and Documentation provided by third parties (the “Third Party Licenses”), including, but not limited to, components which are, as the case may be, incorporated in, used by, or necessary for the proper creation and operation of the Software and Documentation (the “Third Party Components”);

     (f) To the extent transferable, all media held in Seller’s possession which store the distribution versions of Third Party Components of the Software and Documentation, and all third party documentation related thereto;

     (g) All guarantees, warranties, indemnities and similar rights in favor of Seller, and, to the extent transferable, all proceeds under insurance policies (and if not transferable, cash equivalent to the amount of all such proceeds), with respect to any Asset;

     (h) All marketing and promotional materials and supplies, all prospect lists, packaging materials, artwork for packaging and marketing and promotional materials, work in process and inventories of Seller, to the extent relating to the Software or Documentation;

     (i) All of Seller’s rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by Seller to the extent such items relate to the ownership, use, function or value of any Asset, whether arising by way of counterclaim or otherwise;

     (j) All of Seller’s technical and internal documentation, system and design documents, flowcharts, information, files, correspondence, records, data, plans, recorded knowledge, and vendor lists to the extent such items relate to the development of the Software or Documentation;

     (k) Copies of all of the following items relating to the Software and Documentation: books; payment records; accounts; databases; customer lists; Third Party Licenses; correspondence; employment contracts; independent contractor contracts; and other useful business records, including electronic media, and any confidential or other information which has been reduced to written, graphic, electronic or other tangible media, pertaining to or utilized in the conduct of business related to the Software, subject in each case to Seller’s right to retain originals and copies thereof which Seller reasonably requires for its ongoing operation and

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winding-up of operations related to the Software (but which Seller may not disclose or convey to any third party except for Seller’s agents, attorneys and accountants who have a need to know); and,

     (l) The goodwill associated with the Software, with the Documentation, and with Seller’s trademarks, service marks, and trade names pertaining to the Software or Documentation.

2.2 Excluded Assets. Except as expressly provided herein, Buyer is not acquiring any asset or assuming any liability of Seller and all assets and liabilities not specifically and expressly identified in this Agreement are excluded.

2.3 Excluded Liabilities. All liabilities and obligations of Seller of any kind, whether or not related to the Acquired Assets, which are not expressly assumed by Buyer pursuant to Section 2.1 (the “Excluded Liabilities”) shall be retained, paid and discharged by Seller and shall not be assumed or discharged by Buyer.

2.4 Purchase Price. In consideration of the transfer by Seller to Buyer of the Acquired Assets, Buyer shall pay to Seller the following aggregate consideration (the “Purchase Price”), payable in accordance with the provisions of this Agreement:

     (a) Cash Portion. At the Closing, Buyer shall pay to Seller $400,000.00 in cash by check or wire transfer of immediately available funds and, on or before October 10, 2003, $350,000.00 in cash by check or wire transfer of immediately available funds (the “Initial Payment”); and

     (b) Earn-Out Portion. As the remaining consideration for the transfer and sale of the Assets, Purchaser shall pay to Seller, royalty fees (the “Royalty Fees”), as follows:

          (i) Monthly, for a period of two (2) years commencing on the one-month anniversary of the Closing Date, Buyer shall pay Seller Royalty Fees equal to one-twelfth of $250,000 (the sum of these fees equal $500,000 in the aggregate); and

          (ii) On each of September 30, 2004 and 2005 (each, a “Payment Date”), Buyer shall pay Seller additional Royalty Fees in an amount equal to (A) THE SUM OF (x) 20 percent of the Revenue recognized by Buyer during Buyer’s preceding four calendar quarters from any Licensee Fees on the WebAccel Software and (y) 10 percent of the Revenue recognized by Buyer during Buyer’s preceding four calendar quarters from Professional Services fees paid by Active Compuflex Customers listed on and Active Compuflex Prospects, and (z) a mutually agreed-upon percentage, not to exceed five (5) percent, of the Revenue recognized by Buyer during the preceding four calendar quarters from any License Fees on the BNMS product, MINUS (B) $250,000; provided, however, such amount shall not be less than $0.00; and

          (iii) On each of September 30, 2006, 2007 and 2008 (each, a “Payment Date”), Buyer shall pay Seller Royalty Fees equal to 20 percent of the Revenue recognized by Buyer during Buyer’s preceding four calendar quarters from License Fees on the WebAccel Software.

          (iv) The payments required in paragraphs (ii) and (iii) above shall be made no later than 60 days after the respective Payment Date.

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ARTICLE III

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THE CLOSING

3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Buyer at 2:00 p.m. on August 25, 2003 (The date of the Closing shall be referred to herein as the “Closing Date.”)

3.2 Deliveries at Closing.

     (a) At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

          (i) a duly executed Assignment and Bill of Sale (hereinafter the “Seller’s Bill of Sale”) substantially in the form of Exhibit B attached hereto, selling and transferring the Acquired Assets to Buyer;

          (ii) a duly executed and notarized Assignment of Application in substantially the form of Exhibit D hereto with respect to each Patent Application;

          (iii) the Acquired Assets by electronic file transfer protocol immediately prior to the Closing and;

          (iv) such other documents or instruments as reasonably may be necessary to transfer or assign the Acquired Assets from the Seller to the Buyer, including, without limitations, such documents as may be necessary for Buyer to enforce rights regarding infringement as otherwise provided herein.

     (b) Consents. Copies of all written consents required to be obtained by Seller in connection with the transfer of the Acquired Assets, in form and substance reasonably satisfactory to Buyer;

     (c) Resolutions of the Seller. A copy of the resolutions of the board of directors of the Seller certified by the secretary of the Seller as having been duly and validly adopted and in full force and effect as of the Closing Date authorizing execution and delivery of the Agreement and the consummation of the transactions contemplated hereby by Seller; and

     (d) At Closing, Buyer shall deliver or cause to be delivered to Seller the payment of $400,000.00 by check or wire transfer in immediately available funds to an account or accounts designated by Seller.

     (e) Termination Agreements. Seller and Buyer shall deliver termination agreements, terminating each of the Value-Added Reseller Agreement dated July 14, 2003 by and between Seller (as Supplier) and Buyer (as VAR), and the Value Added Reseller Agreement dated July 14 by and between Seller (as Partner) and Buyer (as vendor).

3.3 Further Assurances. The Seller from time-to-time after the Closing, upon reasonable request, will execute, acknowledge and deliver such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances the Buyer may reasonably request with respect to the assignment, transfer and delivery of the Acquired Assets and the obtaining of any consents, in order to consummate the transactions contemplated herein.

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ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF SELLER AND SOLE SHAREHOLDER

     Seller and Sole Shareholder each hereby represents, warrants and covenants to Buyer as follows:

4.1 Organization and Standing of Seller. Seller is a California corporation duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power to carry on its business as it is now being conducted.

4.2 Corporate Power and Authority; Authorization. Seller has corporate power and authority to make and carry out this Agreement. All necessary corporate action on the part of Seller required for the authorization of the transactions provided for herein has been duly taken. This Agreement has been duly executed and delivered by Seller and constitutes a valid, legal and binding obligation of each of them, enforceable in accordance with its terms.

4.3 Shareholder Approval. The Sole Shareholder shall have provided Seller with his written agreement to the transactions provided herein and acknowledgment that this is a valid, legal and binding obligation of the Seller.

4.4 Conflict with Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the sale of assets provided for herein will not, (i) violate any provision of the Certificate or Articles of Incorporation or the Bylaws of Seller or (ii) result in the breach or termination of any provision of, or constitute a default under, any agreement or instrument which is being transferred hereby or to which Seller is a party or by which, it is bound or to which it or any of its assets are subject.

4.5 Title to Assets. Seller has and conveys to Buyer good, valid and marketable title to the Assets, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever.

4.6 Intellectual Property.

     (a) Seller owns the entire right, title and interest to all Transferred Intellectual Property, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

     (b) Exhibit E contains a correct and complete list of all Intellectual Property of third parties which is used in or by, incorporated in, or necessary for the use, operation, building, reproduction, making of derivative works of or distribution of the Software or Documentation by Seller (the “Third Party Intellectual Property”).

     (c) Seller has valid licenses to use, reproduce, distribute, and make derivative works of the Third Party Intellectual Property, or to employ the Third Party Intellectual Property in the manner in which Seller actually uses or employs the Third Party Intellectual Property.

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     (d) The Software and Documentation does not use, incorporate, or require for its use, building, operation, reproduction, distribution or making of derivative works, any Intellectual Property other than the Transferred Intellectual Property and Third Party Intellectual Property.

     (e) Seller has not violated, misappropriated, infringed, induced infringement of, or contributed to the infringement of any patent, copyright, Trade Secret, trademark, service mark, trade name, Internet domain name or other intellectual property right of any other person or entity, and there are no claims pending or threatened against Seller asserting that the Software or Documentation, or use of the Transferred Intellectual Property, Third Party Intellectual Property or the Third Party Components by Seller violates, misappropriates or infringes the intellectual property rights of any other person or entity.

     (f) Seller has not received any infringement opinions of any nature from any source which indicate that the Software or Documentation violates, misappropriates, infringes or may violate, misappropriate or infringe any intellectual property right of a third party.

     (g) Seller has not made, asserted or threatened any claim of violation, misappropriation or infringement of the Transferred Intellectual Property or the Third Party Intellectual Property against any other person or entity, and Seller is not aware of any such violation, misappropriation or infringement.

     (h) Seller has not granted any outstanding licenses or other rights to the Transferred Intellectual Property to any person or entity.

     (i) The transactions contemplated herein will have no adverse effect on the Transferred Intellectual Property.

4.7 Contracts. Seller has no obligation under any significant contract, lease or other agreement relating to or affecting in any manner any of the Acquired Assets. To the knowledge of Seller and Sole Shareholder, Seller has complied in all material respects with, and is not in default in the performance of any term or condition of, any agreement that it is transferring to Buyer hereunder.

4.8 Taxes; Litigation and Liabilities. There have been properly completed and filed on a timely basis all returns with respect to the Acquired Assets required to be filed by Seller on or prior to the date hereof pertaining to federal, state, and local income, sales, use, and other taxes. No actions, suits or proceedings are pending or, to the knowledge of Seller and Sole Shareholder, are threatened against Seller affecting or involving any of the Acquired Assets. Except as disclosed on the Disclosure Schedule, as of the effective date Seller has no outstanding liabilities or obligations.

4.9 Patents. To the knowledge of Seller and Sole Shareholder after due inquiry, all of the Patents are subject to full and complete applications and are not in violation of any right of a third party. Seller knows of no reason why all such Patents will not be granted pursuant to such applications.

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ARTICLE V
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer hereby represents, warrants and covenants as follows:

5.1 Organization of Buyer. Buyer hereby represents and warrants to Seller that Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and that it has all requisite corporate power to carry on its business as it is now being conducted.

5.2 Corporate Power and Authority; Authorization. Buyer has corporate power and authority to make and carry out this Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a valid, legal and binding obligation of Buyer, enforceable in accordance with its terms.

5.3 Conflict with Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the transactions provided for herein will not, (i) violate any provision of the Certificate of Incorporation or the Bylaws of Buyer or (ii) result in the breach or termination of any provision of, or constitute a default under, any agreement or instrument which is being transferred hereby or to which Buyer is a party or by which it is bound or to which it or any of its properties is subject.

ARTICLE VI
CONDITIONS TO CLOSING

6.1 Conditions Precedent to Obligation of the Seller and the Buyer. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

     (a) No action, suit or proceeding brought by any Governmental Entity shall be pending to enjoin, restrain or prohibit the transactions contemplated by this Agreement, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement.

     (b) No Governmental Entity shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

6.2 Conditions Precedent to Obligation of the Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the condition that the Buyer shall have performed in all material respects their obligations under this Agreement required to be performed by the Buyer at or prior to the Closing Date.

6.3 Conditions Precedent to Obligation of the Buyer. The obligation of the Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

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     (a) The Seller shall have performed in all material respects its obligations under this Agreement required to be performed by the Seller at or prior to the Closing Date. There shall have been no material breach by Seller in the performance of any covenant herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing; and Buyer shall have received a certificate dated and validly executed on behalf of Seller certifying, in such detail as Buyer may reasonably require, the fulfillment of the foregoing conditions.

     (b) Delivery of Documents. Buyer shall have received all documents and other items to be delivered under Section 3.2.

     (c) Due Diligence; No Liens. Buyer shall have completed is due diligence review with respect to the Acquired Assets and Assumed Contracts to its reasonable satisfaction, and Buyer shall have confirmed to its satisfaction that all of Seller’s right, title and interest in and to the Acquired Assets would be transferred to Buyer free and clear of any Liens.

     (d) Approval by Buyer’s Counsel and Accountants. All actions, proceedings, instruments and documents reasonably required to carry out this Agreement and all other related legal and accounting matters shall have been reasonably approved as to form and substance by counsel and accountants for Buyer.

     (e) Website. Seller shall have replaced all content on Seller’s existing website pertaining to the Acquired Assets with a notice, satisfactory to Buyer to the effect that the Acquired Assets are owned by Buyer and provide Buyer’s contact information for existing or potential customers.

     (f) Material Adverse Effect. There shall not have occurred a Material Adverse Effect since the Effective Date.

ARTICLE VII
TERMINATION, AMENDMENT, AND WAIVER

7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Buyer and the Seller.

7.2 Termination by Either the Buyer or the Seller. This Agreement may be terminated at any time prior to the Closing Date by the Buyer or the Seller if the Closing Date shall not have occurred on or before September 1, 2003, or if the Closing Date shall have occurred and is later rescinded; provided however, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing Date to have occurred on or prior to such date.

7.3 Termination by the Buyer. This Agreement may be terminated at any time prior to Closing by the Buyer upon the occurrence of any of the following events (provided that the Buyer is not in material breach of any covenant or other agreement contained herein), unless such event shall have been agreed to the Buyer upon a willful breach of any covenant or agreement on the

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part of the Seller set forth in this Agreement such that the condition in Section 6.3(a) would not be satisfied; provided, that if any such breach is curable on or before September 1, 2003, through the use of the Seller’s reasonable best efforts, so long as the Seller, following written notice with respect to such breach from the Buyer, shall be using its reasonable best efforts to cure such breach, the Buyer may not terminate this Agreement pursuant to this Section 7.3.

7.4 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given as promptly as practicable to all of the other Party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties hereto. If this Agreement is terminated as provided herein there shall be no liability or obligation on the part of the Buyer, or its respective officers, directors, or agents, and all obligations of the Parties shall terminate, except (i) for the obligations of the Parties pursuant to this Section 7.4 and Section 9.7, and (ii) that a Party that has willfully breached its covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents incurred by the other Party in connection with this Agreement and the transactions contemplated hereby, and Buyer shall have the right to commence an action for specific performance in addition to other remedies hereunder.

ARTICLE VIII
INDEMNIFICATION

8.1 Seller’s Indemnification. Seller and Sole Shareholder shall defend, indemnify, save and keep harmless Buyer and its officers, managers, employees, agents, successors and assigns against and from all damages sustained or incurred by any of them resulting from or arising out of or by virtue of: (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement; (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article VIII); and (c) the failure to discharge when due any Excluded Liability or any claim against Buyer with respect to any such liability or obligation or alleged liability or obligation.

ARTICLE IX
GENERAL PROVISIONS

9.1 Survival of Covenants and Agreements. The covenants and agreements of the Parties set forth in this Agreement shall survive in accordance with their terms.

9.2 Transfer Taxes. The Seller and the Buyer will use reasonable efforts and cooperate in good faith, to exempt the sale, conveyance, assignments, transfers and deliveries to be made to the Buyer hereunder from any sales, use, excise, transfer, documentary, registration, recording and other similar Taxes (collectively, “Transfer Taxes”) payable in connection with such sale, conveyance, assignments, transfers and deliveries. In the event that any Transfer Taxes are assessed or are required to be paid to secure the admissibility for any legal purpose of an instrument with respect to such sale, conveyance, assignments, transfers or deliveries, such Transfer Taxes shall be paid by the Seller.

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9.3 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a) If to the Buyer, to:

Quovadx, Inc.
ATTN: CFO
6400 S. Fiddlers Green Circle, Suite 1000
Englewood, CO 80111
Fax: 303-488-9705

with a copy to:

Quovadx, Inc.
ATTN: General Counsel
6400 S. Fiddlers Green Circle, Suite 1000
Englewood, CO 80111
Fax: 720-554-1786

(b) If to the Seller, to:

Cory Isaacson
21124 Banlynn Court
Topanga CA 90290
Fax: 818-884-0178

with a copy to:

Rosser Cole
200 North Brand Blvd.
Glendale CA 91203
Tel: 818-500-9418

9.4 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.5 Entire Agreement: Assignment. Until the termination of this Agreement in accordance with its terms, this Agreement (including the schedules and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral among the Parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the Parties hereto and (b) shall not be assigned by operation of law or otherwise, except as otherwise expressly provided herein.

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9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the rules of conflict of laws of the State of Colorado or any other jurisdiction.

9.7 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all Costs and expenses incurred in connection with this Agreement and the transactions Contemplated thereby shall be paid by the Party incurring such expenses.

9.8 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the Parties hereto.

9.9 Waiver. At any time prior to the Closing Date, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or Conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

9.10 Counterparts: Effectiveness. This Agreement may be executed in two or more Counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed by all the other Parties hereto.

9.11 Severability: Validity: Parties in Interest. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable, so long as the severance of any such provision shall not materially alter the intent of the Parties or the substance of the consideration exchanged by the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.12 Confidentiality. Notwithstanding Section 9.5 hereof, that certain Non-Disclosure Agreement between the parties dated April 1, 2003, which the parties agree is still in effect with respect to the subject matter hereof, shall survive the closing hereof and the terms of such Non-Disclosure Agreement shall apply to this agreement except as may be otherwise mutually agreed in writing.

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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed by, or on their behalf, by their officers thereunto duly authorized, and the Sole Shareholder has executed this Agreement, each as of the date first above written.

CMI CORPORATE MARKETING, INC.

By:	/s/ Cory Isaacson

Name: Cory Isaacson

Its: President

SOLE SHAREHOLDER

/s/ Cory Isaacson

QUOVADX, INC.

By:	/s/ Gary T. Scherping

Name:	Gary T. Scherping

Its:	EVP, Finance and CFO

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EXHIBIT A

ACQUIRED ASSETS

I.	SOFTWARE

WebAccel Software is comprised of:

•	WebAccel Framework — a Java Server Pages development tool kit and set of related components, as more fully described in the WebAccel Architecture Data Sheet attached as Schedule 1 to this Exhibit A and in U.S.Patent Application Number 10/044,659

•	Physicians Portal Tool Kit — a Web-based template adaptive application for providing clinical information to physicians and other users

•	WebAccel View Patterns — a Web-based tool kit and architecture for rapid development of advanced user interfaces, as more fully described in the Provisional Application for U.S. Patent dated May 14, 2003.

•	WebAccel QA unit testing module — a unit-testing tool kit for testing server-side WebAccel components

II.	TRADEMARKS

WEBACCEL USPTO Serial No. 76/275,282

III.	PATENTS — Applied For:

	Application	Date
Title	No.	Filed
Method and Software for Modularizing Software Components For Business Transaction Applications	10/044,659	1/08/2002

Web Site Development Software	Provisional Application	5/14/2003

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Schedule 1 to Exhibit A

WebAccel Architecture Data Sheet

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EXHIBIT B

Active Compuflex Customers

BICA
Donovan Data Systems
Donovan Data Systems, UK
eBusiness Solution Pros, Inc.
Health Management Associates
Mercedes Benz USA
TATA
Visual Circuits

Active Compuflex Prospects

Moore-Handley
University of Miami
New York Hotel Council
Bekins
Aon
Blackboard
Mercedes-Benz
Health Management Associates
Birmingham Water Works and Sewer Board
Donovan Data Systems, UK
Federated Insurance
Guidant
Jomar
Toledo Public Schools
Verizon Wireless
Western Digital
Computer Management Assistance Co
Town of Wallingford

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EXHIBIT C

ASSIGNMENT AND BILL OF SALE

     FOR GOOD AND SUFFICIENT CONSIDERATION, the receipt of which is hereby acknowledged, CMI Corporate Marketing, Inc. (d/b/a Compuflex International) a California corporation with principal offices at 21124 Banlynn Court, Topanga, CA 90290 (“Seller”), by these presents GRANTS, BARGAINS, SELLS, TRANSFERS, ASSIGNS, CONVEYS AND DELIVERS to QUOVADX, INC., a Delaware corporation (“Buyer”), all right, title and interest in and to all of the Acquired Assets, as that term is defined in the Asset Purchase Agreement by and between Seller and Buyer, dated as of August 18, 2003 (the “Agreement”), in accordance with, and subject to, the terms and conditions of the Agreement, which are incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings provided in the Agreement.

     Seller, for itself, its affiliates, and its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, or cause its affiliates to, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer or as required pursuant to the Agreement in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Acquired Assets sold, assigned, conveyed, transferred and delivered by this Assignment and Bill of Sale.

     This Assignment and Bill of Sale is subject to the terms and conditions of the Agreement, which are incorporated herein by reference, and shall be binding upon Seller and Buyer, and their respective successors and assigns.

     THIS ASSIGNMENT AND BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

Date: August 18, 2003	CMI CORPORATE MARKETING, INC.
	By:	/s/ Cory Isaacson
		Name:	Cory Isaacson
		Title:	President

SOLE SHAREHOLDER
/s/ Cory Isaacson

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EXHIBIT D

ASSIGNMENTS OF PATENT APPLICATIONS

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EXHIBIT E

DISCLOSURE SCHEDULE

     I.

     II.

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